GreenKissNY Inc. DOS

EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement of our report dated December 22, 2015 relating to the financial statements of GreenKissNY, Inc., which appears in such Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Friedman LLP

December 22, 2015

Marlton, New Jersey